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                                                                      EXHIBIT 99

RFC - MEDIA CONTACT:    James E. Adams, 419-783-8910, rfcmkt@rurban.net
INVESTOR CONTACT:       Valda Colbart, 419-784-2759, rfcinv@rurban.net

    RURBAN FINANCIAL CORP. PARTICIPATES IN POOLED OFFERING OF TRUST PREFERRED
                                   SECURITIES

DEFIANCE, OHIO, SEPTEMBER 20, 2005 -- Rurban Financial Corp. (Nasdaq: RBNF), a leading provider of full-service community banking, investment management, trust services and bank data processing, today announced it has participated in a pooled offering of Trust Preferred Securities, in the amount of $10 million, through a business trust subsidiary, Rurban Statutory Trust II. The Capital Securities were underwritten jointly through FTN Financial and Keefe Bruyette Woods.

Kenneth A. Joyce, President and Chief Executive Officer of Rurban Financial Corp., said, "As a member of a pooled issue, the Capital Securities contain provisions that are normal for these types of transactions including terms and interest rates. The Capital Securities will have a term of 30 years with interest payable quarterly from September 15, 2005 and carry an initial interest rate of 5.89207%." Mr. Joyce added, "We will use a portion of the $10 million proceeds of the issue to fund the cash portion of the acquisition of Exchange Bancshares, which we anticipate will close in October 2005. The remaining proceeds will be used for general corporate purposes."

ABOUT RURBAN FINANCIAL CORP.

Rurban Financial Corp. is a publicly-held financial services holding company based in Defiance, Ohio. Rurban's wholly-owned subsidiaries are The State Bank and Trust Company, Reliance Financial Services, N.A., Rurbanc Data Services, Inc. (RDSI) and RFCBC, Inc. The bank offers a full range of financial services through its 13 offices in Defiance, Paulding, Fulton and Allen Counties. Reliance Financial Services offers a diversified array of trust and financial services to customers throughout the Midwest. RDSI provides data processing services to community banks in Ohio, Michigan, Indiana, Illinois and Missouri. Rurban's common stock is quoted on the Nasdaq National Market under the symbol RBNF. The Company currently has 10,000,000 shares of stock authorized and 4,575,702 shares outstanding. The Company's website is http://www.rurbanfinancial.net.

FORWARD-LOOKING STATEMENTS

Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.

Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.